Exhibit 99.1

          Sovran Self Storage Reports Second Quarter Results;
             Acquisition of 7 Properties and Retirement of
                       Series B Preferred Stock

    BUFFALO, N.Y.--(BUSINESS WIRE)--Aug. 4, 2004--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended June 30, 2004.
    Net income available to common shareholders for the second quarter of 2004 was $5.9 million or $.39 per diluted share. Net income available to common shareholders for the same period in 2003 was $5.4 million or $.41 per diluted share. Funds from operations for the quarter were $10.4 million or $.69 per fully diluted common share compared to $9.6 million or $.73 per fully diluted share for the quarter ended June 30, 2003. Improved occupancies and revenue growth were offset by higher interest expense associated with the Company's 2003 financing transaction and dilution attributable to the issuance of 1.8 million common shares via the Company's Dividend Reinvestment and Stock Purchase Plan and Employee Stock Option Plan since June 30, 2003.

    OPERATIONS:

    Total Company net operating income for the second quarter grew 9.7% compared with the same quarter in 2003 to $20.0 million. This growth was the result of improved operating performance and additional stores acquired in 2003 and the first half of 2004. Overall average occupancy was 85.5% and average rent per square foot for the portfolio was $9.16.
    Revenues at the 260 stores owned for the entire period in both years increased 5.5% over the second quarter of 2003, the result of a 3.6% increase in rental rates, a 100 basis point increase in average occupancy and a 30% increase in truck rental and other revenues. Increased personnel, utilities, and insurance costs and expenses associated with the Uncle Bob's truck program caused same store operating expenses to increase by 7.2%; net operating income on a same store basis showed 4.6% growth to $20.1 million.
    During the quarter, the Company continued to advance its revenue initiatives. The Dri-guard humidity control system was installed at 2 more stores; it is now featured at 63 facilities. Seven trucks were added to the Uncle Bob's fleet; a total of 207 stores now provide free use of a truck to make it easier for customers to move into their storage spaces. The Company's call center is fully operational as an integrated sales and reservation system. All calls to the 270 Uncle Bob's stores are routed to the Customer Care Center, where operators serve as leasing agents for over 140,000 rental spaces.
    Strong performance was shown at the Company's stores throughout the Virginia, Florida, South Carolina and New York markets, while some of the Ohio, Texas, and New England stores experienced slower than expected growth during the quarter.

    ACQUISITIONS AND SALES:

    The Company acquired seven stores during the quarter - six in Houston, TX and one in Tampa, FL. The total cost of these facilities, which added 550,000 sq. ft. of rental space to the Company's portfolio, was $37.7 million. Five of the Houston properties were acquired in a single transaction for $23,000,000. David Rogers, the Company's Chief Financial Officer, commented, "This transaction provides us with a great opportunity to expand our presence in the Houston area. All five of these stores are new, state of the art facilities, and give us a tremendous advantage over local competition." The Company acquired the five store portfolio at a cost of $60 per rentable square foot; average occupancy for the group at June 30th was 64%.
    As previously announced, the Company sold its Nashville, TN facility in April. This brings to a total of four Uncle Bob's stores sold in 2004.
    The Company has entered into agreements to acquire up to $15 million of facilities by the end of September, 2004. The stores are primarily in markets where the Company already has a presence, and are in various stages of lease-up.

    CAPITAL TRANSACTIONS:

    The Company entered into three previously announced financing transactions to increase its credit capacity and extend the maturities on its outstanding debt. The Company has issued $100 million of 10 year notes with an effective interest rate of 6.3%, $100 million of 5 year notes at LIBOR plus 150bp, and has negotiated a $75 million credit facility (expandable to $100 million) at LIBOR plus 137.5bp. At June 30, 2004, the Company had interest rate swap contracts in place on all but $7 million of its variable rate debt, and had $17 million outstanding on its line of credit.
    During the quarter, the Company issued 269,000 shares through its dividend reinvestment program, direct stock purchase plan and employee option plan. A total of $8.7 million was received, which was used to fund part of the Series B Preferred Stock redemption costs.
    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended June 30, 2004.
    On August 1, 2004, the Company redeemed its Series B 9.85% Preferred Stock for $30 million. Proceeds of the sale of common stock via the Company's Dividend Reinvestment Program and Share Purchase Plan since last September funded the redemption.
    On August 4, 2004, the Company issued 306,748 shares of its common stock in connection with a written notice from a holder of its Series C Preferred Stock requesting the conversion of 400,000 shares of Series C Preferred Stock into common stock. The shares of the Company's common stock issued upon conversion of the Series C Preferred Stock are registered for resale under the Securities Act of 1933, as amended, and, accordingly, are freely tradable by the holder.
    As of August 4, 2004, after giving effect to the conversion, the Company had 2,400,000 shares of its Series C Preferred Stock outstanding and 15,466,246 shares of its common stock outstanding.

    YEAR 2004 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and believes that growth in net operating income on a same store basis will be moderate. It expects to continue implementation of its Dri-guard and Uncle Bob's Truck initiatives, as well as other revenue enhancing programs, in which the Company will invest $4 to $5 million of capital expenditures.
    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing guidance, the Company is forecasting acquisitions of $65 million in 2004, net of dispositions.
    Recent cost increases incurred by the Company, specially for property insurance, Directors and Officers insurance, and fees and expenses associated with Sarbanes Oxley Section 404 Compliance, have negatively affected operating results in the second quarter. The Company expects these costs to continue and has adjusted guidance accordingly.
    At June 30, 2004, all but $7 million of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 1.38%.
    The Company expects to incur a charge of $.10 per common share in the third quarter of 2004 for costs associated with the redemption of its Series B Preferred Stock. Aside from this charge, funds from operations are expected to be favorably impacted by $.02 and $.03 per share in the third and fourth quarters, respectively, as a result of the elimination of the dividend associated with this Preferred issue.
    Management is altering prior guidance to reflect the aforementioned activities, and now expects funds from operations for 2004 to be between $2.68 and $2.70 per share. Funds from operations for the third quarter of 2004 are projected at between $.64 and $.66 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Daylight Time on Thursday, August 5, 2004. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.
    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 270 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Investor Relations at (716) 633-1850 or visit the Company's Web site.



SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA


                                June 30,
                                  2004     December 31,
(dollars in thousands)         (unaudited)    2003
----------------------         ------------------------
Assets
  Investment in storage facilities:
     Land                       $ 144,814  $ 134,579
     Building and equipment       643,116    594,402
                               ----------- ----------
                                  787,930    728,981
     Less: accumulated
      depreciation               (100,173)   (91,015)
                               ----------- ----------
  Investments in storage
   facilities, net                687,757    637,966
  Cash and cash equivalents         4,318     20,101
  Accounts receivable               1,510      1,631
  Receivable from related
   parties                             90         95
  Notes receivable from joint
   ventures                         2,214      2,133
  Investment in joint ventures      2,821      2,926
  Prepaid expenses                  2,450      3,104
  Other assets                      5,719      6,079
  Net assets of discontinued
   operations                           -      9,307
                               ----------- ----------
     Total Assets               $ 706,879  $ 683,342
                               =========== ==========

Liabilities
  Line of credit                $  17,000  $   9,000
  Term notes                      200,000    200,000
  Accounts payable and accrued
   liabilities                     10,136     10,070
  Deferred revenue                  4,072      3,445
  Fair value of interest rate
   swap agreements                  4,706      7,835
  Accrued dividends                 9,062      8,592
  Mortgage payable                 46,454     46,819
                               ----------- ----------
     Total Liabilities            291,430    285,761

  Minority interest -
   Operating Partnership           12,432     13,671
  Minority interest - Locke
   Sovran II, LLC                  15,306     15,713

Shareholders' Equity
  9.85% Series B Cumulative
   Preferred Stock                 28,585     28,585
  8.375% Series C Convertible
   Cumulative Preferred Stock      62,098     67,129
  Common stock                        162        154
  Additional paid-in capital      385,293    356,875
  Unearned restricted stock        (1,981)    (1,722)
  Dividends in excess of net
   income                         (54,820)   (48,069)
  Accumulated other
   comprehensive loss              (4,451)    (7,580)
  Treasury stock at cost          (27,175)   (27,175)
                               ----------- ----------
     Total Shareholders'
      Equity                      387,711    368,197
                               ----------- ----------

  Total Liabilities and
   Shareholders' Equity         $ 706,879  $ 683,342
                               =========== ==========






CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                 April 1,   April 1,
                                   2004       2003
                                    to         to
(dollars in thousands, except    June 30,   June 30,
 per share data)                   2004       2003
                               ----------------------

Revenues:
  Rental income                 $  29,389  $  26,878
  Other operating income              903        691
                               ----------- ----------
     Total operating revenues      30,292     27,569

Expenses:
  Property operations and
   maintenance                      7,541      6,826
  Real estate taxes                 2,720      2,488
  General and administrative        2,626      2,356
  Depreciation and
   amortization                     4,879      4,610
                               ----------- ----------
     Total operating expenses      17,766     16,280
                               ----------- ----------

Income from operations             12,526     11,289

Other income (expense)
  Interest expense                 (4,275)    (3,562)
  Interest income                     104        104
  Minority interest -
   Operating Partnership             (236)      (321)
  Minority interest -
   consolidated joint venture        (119)      (152)
  Equity in income of joint
   ventures                            44         31
                               ----------- ----------

Income from continuing
 operations                         8,044      7,389
  Income from discontinued
   operations                          10        173
                               ----------- ----------

Net Income                          8,054      7,562
  Preferred stock dividends        (2,204)    (2,204)
                               ----------- ----------
Net income available to common
 shareholders                   $   5,850  $   5,358
                               =========== ==========

Per common share - basic:
  Continuing operations         $    0.39  $    0.40
  Discontinued operations               -       0.01
                               ----------- ----------
    Earnings per common share
     - basic                    $    0.39  $    0.41
                               =========== ==========

Per common share - diluted:
  Continuing operations         $    0.39  $    0.40
  Discontinued operations               -       0.01
                               ----------- ----------
    Earnings per common share
     - diluted                  $    0.39  $    0.41
                               =========== ==========

Common shares used in basic
    earnings per share
     calculation               14,905,067 13,060,212

Common shares used in diluted
    earnings per share
     calculation               15,000,512 13,184,273

Dividends declared per common
 share                          $  0.6025  $  0.6000
                               =========== ==========

                                January 1, January 1,
                                   2004       2003
                                    to         to
(dollars in thousands, except    June 30,   June 30,
 per share data)                   2004       2003
                               ----------- ----------

Revenues:
  Rental income                 $  57,214  $  53,006
  Other operating income            1,662      1,272
                               ----------- ----------
     Total operating revenues      58,876     54,278

Expenses:
  Property operations and
   maintenance                     14,983     13,571
  Real estate taxes                 5,471      5,097
  General and administrative        5,089      4,666
  Depreciation and
   amortization                     9,583      9,230
                               ----------- ----------
     Total operating expenses      35,126     32,564
                               ----------- ----------

Income from operations             23,750     21,714

Other income (expense)
  Interest expense                 (8,413)    (7,118)
  Interest income                     217        207
  Minority interest -
   Operating Partnership             (549)      (607)
  Minority interest -
   consolidated joint venture        (196)      (315)
  Equity in income of joint
   ventures                            89         33
                               ----------------------

Income from continuing
 operations                        14,898     13,914
  Income from discontinued
   operations                         731        332
                               ----------------------

Net Income                         15,629     14,246
  Preferred stock dividends        (4,409)    (4,409)
                               ----------------------
Net income available to common
 shareholders                   $  11,220  $   9,837
                               =========== ==========

Per common share - basic:
  Continuing operations         $    0.71  $    0.73
  Discontinued operations            0.05       0.03
                               ----------- ----------
    Earnings per common share
     - basic                    $    0.76  $    0.76
                               =========== ==========

Per common share - diluted:
  Continuing operations         $    0.71  $    0.72
  Discontinued operations            0.05       0.03
                               ----------- ----------
    Earnings per common share
     - diluted                  $    0.76  $    0.75
                               =========== ==========

Common shares used in basic
    earnings per share
     calculation               14,712,289 13,015,243

Common shares used in diluted
    earnings per share
     calculation               14,854,224 13,125,419

Dividends declared per common
 share                          $  1.2050  $  1.2000
                               =========== ==========






COMPUTATION OF FUNDS FROM OPERATIONS (FFO)(1)
(unaudited)

                                 April 1,   April 1,
                                   2004       2003
                                    to         to
(dollars in thousands, except    June 30,   June 30,
 per share data)                   2004       2003
                               ----------------------

Net income                      $   8,054  $   7,562
Minority interest in income           355        473
Depreciation of real estate and
 amortization of intangible
 assets exclusive of deferred
 financing fees                     4,718      4,378
Depreciation of real estate
 included in discontinued
 operations                             -         61
Depreciation and amortization
 from unconsolidated joint
 ventures                             117        134
Preferred dividends                (2,204)    (2,204)
Funds from operations
 allocable to minority interest
 in Operating Partnership            (304)      (408)
Funds from operations
 allocable to minority interest
 in Locke Sovran II, LLC             (360)      (382)
                               ----------------------
Funds from operations available
 to common shareholders            10,376      9,614
FFO per share - diluted             $0.69      $0.73

                                 January 1, January 1,
                                    2004       2003
                                     to         to
(dollars in thousands, except     June 30,   June 30,
 per share data)                    2004       2003
                               ----------------------

Net income                      $  15,629  $  14,246
Minority interest in income           745        922
Depreciation of real estate and
 amortization of intangible
 assets exclusive of deferred
 financing fees                     9,266      8,756
Depreciation of real estate
 included in discontinued
 operations                            57        121
Depreciation and amortization
 from unconsolidated joint
 ventures                             233        225
Gain on sale of real estate          (593)         -
Preferred dividends                (4,409)    (4,409)
Funds from operations
 allocable to minority interest
 in Operating Partnership            (640)      (789)
Funds from operations
 allocable to minority interest
 in Locke Sovran II, LLC             (675)      (769)
                               ----------- ----------
Funds from operations
 available to common
  shareholders                     19,613     18,303
FFO per share - diluted         $    1.32  $    1.40

(1) The Company believes that Funds from Operations ("FFO") provides relevant and meaningful information about its operating performance that is necessary, along with net earnings and cash flows, for an understanding of its operating results. Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

    Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.







QUARTERLY SAME STORE DATA(2)     April 1,   April 1,
                                   2004       2003
                                    to         to
                                 June 30,   June 30,  Percentage
(dollars in thousands)             2004       2003      Change
                               ---------- ----------- ----------

Revenues:
  Rental income                 $  29,779  $  28,387        4.9%
  Other operating income              864        662       30.5%
                               ----------- ---------- ----------
     Total operating revenues      30,643     29,049        5.5%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                           10,547      9,839        7.2%
                               ----------- ---------- ----------

Operating income                $  20,096  $  19,210        4.6%

(2) Includes the 260 stores owned and/or managed by the Company for the entire periods presented.






YEAR TO DATE SAME STORE DATA(3)  January 1, January 1,
                                   2004       2003
                                    to         to
                                 June 30,   June 30,   Percentage
 (dollars in thousands)            2004       2003       Change
                               ----------- ---------- ----------

Revenues:
  Rental income                 $  57,153  $  54,491        4.9%
  Other operating income            1,559      1,190       31.0%
                               ----------- ---------- ----------
     Total operating revenues      58,712     55,681        5.4%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                           20,726     19,398        6.8%
                               ----------- ---------- ----------

Operating income                $  37,986  $  36,283        4.7%

(3) Includes the 256 stores owned and/or managed by the Company for the entire periods presented.






OTHER DATA                            Same Store(2)      All Stores
                                --------------------- ----------------
                                    2004       2003     2004     2003
                               ---------------------- ----------------

Weighted average quarterly
 occupancy                          85.5%      84.5%    85.5%    84.5%

Occupancy at June 30                86.3%      85.5%    85.7%    85.5%

Rent per occupied square foot      $9.15      $8.83    $9.16    $8.83


Investment in Storage
 Facilities:
------------------------------
The following summarizes activity in storage facilities during the six months ended June 30, 2004:

Beginning balance              $  728,981
  Property acquisitions            51,362
  Improvements and equipment
   additions:
      Dri-guard humidity
       control installations          483
      Expansions                    1,956
      Roofing, paving,
       painting, and equipment      4,171
      Rental trucks                 1,082
  Dispositions                       (105)
                               -----------
Storage facilities at cost at
 period end                    $  787,930
                               ===========


                                June 30,     June 30,
                                  2004         2003
                               -------------------------

Common shares outstanding at
 June 30                       15,041,465    13,220,972
Operating Partnership Units
 outstanding at June 30           501,999       554,865





    CONTACT: Sovran Self Storage, Inc.
             David Rogers or Diane Piegza
             716/633-1850